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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                              ---------------


                                SCHEDULE TO
                               (RULE 14D-100)
               TENDER OFFER STATEMENT UNDER SECTION 14(D)(1)
        OR SECTION 13(E)(1) OF THE SECURITIES EXCHANGE ACT OF 1934.

                              SOUTHDOWN, INC.
                     (Name of Subject Company (issuer))

                           CENA ACQUISITION CORP.
                            CEMEX, S.A. DE C.V.
                    (Names of Filing Persons (offerors))

                              ---------------


                  COMMON STOCK, PAR VALUE $1.25 PER SHARE;
                      PREFERRED STOCK PURCHASE RIGHTS
                       (Title of Class of Securities)

                              ---------------


                                 841297104
                   (CUSIP Number of Class of Securities)

                             RAMIRO VILLARREAL
                            CEMEX, S.A. DE C.V.
                         Ave. Constitucion 444 Pte.
                    Monterrey, Nuevo Leon, Mexico 64000
                       Telephone: (011-528) 328-3000
                   (Name, address and telephone number of
                    person authorized to receive notices
              and communications on behalf of filing persons)

                                 Copies to:

Randall H. Doud, Esq.                      Frank Ed Bayouth II, Esq.
Skadden, Arps, Slate, Meagher              Skadden, Arps, Slate, Meagher
 & Flom LLP                                 & Flom LLP
Four Times Square                          1600 Smith Street, Suite 4400
New York, N.Y. 10036                       Houston, Texas  77002
Telephone: 212-735-3000                    Telephone:  713-655-5100




[X] CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY
    COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

Check the appropriate boxes below to designate any transactions to which the statement relates:

[X] THIRD-PARTY TENDER OFFER SUBJECT TO RULE 14D-1.

[_] ISSUER TENDER OFFER SUBJECT TO RULE 13E-4.

[_] GOING-PRIVATE TRANSACTION SUBJECT TO RULE 13E-3.

[_] AMENDMENT TO SCHEDULE 13D UNDER RULE 13D-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]
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ITEM 12.  EXHIBITS.

Exhibit (a)(5)(A)     Joint Press Release issued by CEMEX, S.A. de C.V.
                      and Southdown, Inc. on September 29, 2000
Exhibit (a)(5)(B)     Investor Presention Slide delivered to CEMEX Investors
Exhibit (a)(5)(C)     Presentation Script
Exhibit (a)(5)(D)     Question and Answer




                                 SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           CENA ACQUISITISION CORP.

                                           By:    /s/ Jill Simeone
                                                ------------------------------
                                           Name:  Jill Simeone
                                           Title: Chief Executive Officer
                                           Date:  September 29, 2000

                                           CEMEX,  S.A. DE C.V.

                                           By:    /s/ Ramiro G. Villarreal
                                                  ----------------------------
                                           Name:  Ramiro G. Villarreal
                                           Title: General Counsel
                                           Date:  September 29, 2000




                             INDEX TO EXHIBITS

EXHIBIT NO                          DESCRIPTION
----------                          -----------

Exhibit (a)(5)(A)        Joint Press Release issued by CEMEX, S.A. de C.V. and
                         Southdown, Inc. on September 29, 2000
Exhibit (a)(5)(B)        Investor Presention Slide delivered to CEMEX Investors
Exhibit (a)(5)(C)        Presentation Script
Exhibit (a)(5)(D)        Question and Answer